Exhibit 99.1

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS FOURTH QUARTER AND FY 2016 RESULTS

•          Quarterly revenue of $608 million

•          Quarterly operating margin of 3.9% (4.8% non-GAAP)

•          Quarterly EPS of $0.37 ($0.45 non-GAAP)

•          Improved cash conversion cycle to 74 days

•          Annual operating cash flow of $273 million

•          Repurchased $42 million of common stock in 2016

ANGLETON, TX, February 8, 2017 – Benchmark Electronics, Inc. (NYSE: BHE) today announced financial results for the fourth quarter and year ended December 31, 2016.

	Three Months Ended
	Dec 31,	Sep 30,	Dec 31,
In millions, except EPS	2016	2016	2015
Net sales	$608	$574	$626
Net income	$19	$22	$39
Net income – non-GAAP	$22	$18	$24
Diluted EPS	$0.37	$0.44	$0.77
Diluted EPS – non-GAAP	$0.45	$0.36	$0.48

Operating margin	3.9%	3.1%	3.5%
Operating margin – non-GAAP	4.8%	4.3%	4.8%

	Twelve Months Ended
	Dec 31,	Dec 31,
In millions, except EPS	2016	2015
Net sales	$2,310	$2,541
Net income	$64	$95
Net income – non-GAAP	$72	$88
Diluted EPS	$1.29	$1.83
Diluted EPS – non-GAAP	$1.45	$1.68
Operating margin (%)	3.3%	3.7%
Operating margin – non-GAAP (%)	4.3%	4.4%

A reconciliation of GAAP and non-GAAP results is included below.

“I am pleased by the Company’s performance in the fourth quarter, which met or exceeded each of our commitments.  Revenue and margins were at the top end of our guidance, and non-GAAP EPS of $0.45 exceeded by two cents.  We generated operating cash flow of $273 million for the year and ended 2016 with cash conversion days of 74, one day lower than our target and a twenty-day improvement from the year ago period,” said Paul Tufano, Benchmark’s CEO and President.

“During 2017, we will be realigning and invigorating the organization with three priorities critical to our success”, Tufano added.  “First, the optimization of our global network coupled with a relentless focus on execution excellence.  Within our global teams, we are driving greater ownership and accountability and a heightened sense of urgency.  Second, the investment in a market segment organization tasked with driving appropriate customer acquisition, revenue and margin growth.  Third, the expansion of our engineering capabilities to provide our customers with the design services and technology building blocks that will allow them to go to market faster and more economically.”

Tufano concluded, “I remain excited by our opportunities going forward and the enthusiasm and support of our customers and employees.  Looking ahead, our objective is to meet our commitments to customers, shareholders and employees while we reposition Benchmark for long-term growth.”

Fourth Quarter 2016 Financial Highlights

•         Operating margin was 3.9% (non-GAAP 4.8%).

•         Cash flows from operating activities were $44 million during the quarter and $273 million for the year.

•         Cash conversion cycle improved 6 days from 80 at September 30, 2016 to 74 days at December 31, 2016.

•         Cash was $681 million at December 31, of which $626 million was held outside the U.S.

Cash Conversion Cycle

	Dec 31,	Sep 30,	Dec 31,
	2016	2016	2015
Accounts receivable days	65	65	69
Inventory days	62	68	65
Accounts payable days	(53)	(53)	(40)
	74	80	94

“We exceeded our 75-day cash conversion cycle target and exited the year at 74 days,” said Don Adam, CFO.  “For the fourth quarter, we generated $44 million of cash flow from operations, bringing our full year total to $273 million.  We are targeting a cash conversion cycle range of 68-73 days and annual operating cash flows in the range of $125 - $150 million in 2017.  For the full year, we purchased $42 million of our common shares and have $93 million remaining in our current share repurchase program.”

Fourth Quarter 2016 Industry Sector Update

Revenue by industry sector (dollars in millions) was as follows.

	Dec 31,		Sep 30,		Dec 31,
Higher-Value Markets	2016		2016		2015
Industrials	$230	37%	$217	38%	$223	35%
Medical	86	14	86	15	91	15
Test & Instrumentation	65	11	66	11	52	8
	$381	62%	$369	64%	$366	58%

	Dec 31,		Sep 30,		Dec 31,
Traditional Markets	2016		2016		2015
Computing	$120	20%	$107	19%	$155	25%
Telecommunications	107	18	98	17	105	17
	$227	38%	$205	36%	$260	42%
Total	$608	100%	$574	100%	$626	100%

Fourth quarter revenues from higher-value markets were in line with expectations.  Test & Instrumentation revenues from semi-capital equipment customers remained strong, and new Industrial programs ramped as expected.  Medical revenues were slightly lower than anticipated due to regulatory delays.  Traditional revenues in Computing and Telecommunications were up on stronger computing demand and the completion of Telecommunications qualifications.

Fourth Quarter 2016 Bookings Update

•         New program bookings of $115 to $140 million.

•         12 engineering awards supporting early engagement opportunities.

•         19 manufacturing wins across all market sectors.

The Company projects that new program bookings for the fourth quarter will result in annualized revenue of $115 to $140 million when fully launched in the next 12-18 months.  The new program bookings align with Benchmark’s strategic focus on higher-value markets.

First Quarter 2017 Outlook

•         Revenue between $530-$550 million.

•         Diluted GAAP earnings per share between $0.19-$0.23.

•         Diluted non-GAAP earnings per share between $0.24-$0.28 (excluding restructuring charges and amortization of intangibles expected to approximate $0.05 per share).  The income tax impact of the non-GAAP adjustments using the applicable effective tax rates is $0.02 per share.

Fourth Quarter 2016 Results Conference Call Details

A conference call hosted by Benchmark management will be held today at 4:30 p.m. Eastern Time to discuss the Company’s financial results and outlook.  This call will be broadcast via the internet and may be accessed by logging on to the Company’s website at www.bench.com.

About Benchmark Electronics, Inc.

Benchmark provides worldwide integrated electronics manufacturing services (EMS), engineering and design services, and precision machine services to original equipment manufacturers of industrial equipment (including equipment for the aerospace and defense industries), telecommunication equipment, computers and related products for business enterprises, medical devices, and test and instrumentation products.  Benchmark’s global operations include facilities in seven countries, and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

979-331-1361 or lisa.weeks@bench.com

Non-GAAP Financial Measures

This press release includes financial measures that exclude certain items and therefore do not follow U.S. generally accepted accounting principles (GAAP).  A detailed reconciliation between the GAAP results and results excluding special items (non-GAAP) is included at the end of this press release.  Management discloses non-GAAP information to provide investors with additional information to analyze the Company’s performance and underlying trends.  Management uses non-GAAP measures that exclude certain items in order to better assess operating performance and help investors compare results with our previous guidance.  Benchmark’s non-GAAP information is not necessarily comparable to the non-GAAP information used by other companies.  Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as a measure of the Company’s profitability or liquidity. Readers should consider the types of events and transactions for which adjustments have been made.

Forward-Looking Statements

This press release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934.  The words “expect,” “estimate,” “plan,” “anticipate,” “project,” “predict,” “goals,” “targeting” and similar terms, and the negatives thereof, often identify forward-looking statements, which are not limited to historical facts.  The Company’s forward-looking statements include, among other things, projections relating to expanding or realigning contractual terms, optimizing execution, realigning its footprint, maximizing operational performance, its cash conversion cycle, operating cash flows, the future value of bookings and first quarter 2017 revenues and diluted earnings per share.  Although Benchmark believes these statements are based upon reasonable assumptions, they involve risks and uncertainties relating to our operations, markets and business environment generally.  If one or more of these risks or uncertainties materializes or underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

All forward-looking statements included in this release are based upon information available to Benchmark as of the date hereof, and the Company assumes no obligation to update them.  Readers are advised to consult further disclosures on related subjects, particularly in Item 1A,

“Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, in its other filings with the Securities and Exchange Commission and in its press releases.

###

Benchmark Electronics, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Results
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended			Year Ended
	Dec 31,	Sep 30,	Dec 31,	December 31,
	2016	2016	2015	2016	2015

Income from operations (GAAP)	$23,548	$18,082	$21,905	$75,638	$92,969
Restructuring charges and other costs	2,663	3,485	6,308	12,539	13,861
Amortization of intangible assets(1)	2,893	3,170	1,923	11,838	4,962
Non-GAAP income from operations	$29,104	$24,737	$30,136	$100,015	$111,792

Net income (GAAP)	$18,568	$21,742	$39,421	$64,047	$95,401
Restructuring charges and other costs	2,663	3,485	6,308	12,539	13,861
Amortization of intangible assets(1)	2,893	3,170	1,923	11,838	4,962
Income tax adjustments(2)	(1,781)	(2,207)	(2,234)	(7,695)	(5,495)
Discrete tax benefits	-	(8,270)	(21,174)	(8,270)	(21,174)
Non-GAAP net income	$22,343	$17,920	$24,244	$72,459	$87,555

Earnings per share: (GAAP)
Basic	$0.38	$0.44	$0.78	$1.30	$1.85
Diluted	$0.37	$0.44	$0.77	$1.29	$1.83

Earnings per share: (Non-GAAP)
Basic	$0.46	$0.37	$0.48	$1.47	$1.70
Diluted	$0.45	$0.36	$0.48	$1.45	$1.68

Weighted-average number of shares used in
calculating earnings per share:
Basic	49,063	48,965	50,482	49,298	51,573
Diluted	49,544	49,414	50,914	49,825	52,088

(1)                 Beginning with the third quarter of 2016, our non-GAAP income and earnings per share exclude the impact of the amortization of intangible assets. The non-GAAP earnings per share for prior periods presented above exclude the impact of the amortization of intangible assets.

(2)                 This amount represents the tax impact of the non-GAAP adjustments using the applicable effective tax rates.

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Statements of Income
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Sales	$607,507	$625,719	$2,310,415	$2,540,873
Cost of sales	550,037	568,810	2,096,952	2,321,619
Gross profit	57,470	56,909	213,463	219,254
Selling, general and administrative expenses	28,366	26,773	113,448	107,462
Amortization of intangible assets	2,893	1,923	11,838	4,962
Restructuring charges and other costs	2,663	6,308	12,539	13,861
Income from operations	23,548	21,905	75,638	92,969
Interest expense	(2,369)	(1,569)	(9,304)	(2,996)
Interest income	966	236	2,136	1,207
Other income (expense), net	253	441	(282)	(1,141)
Income before income taxes	22,398	21,013	68,188	90,039
Income tax expense (benefit)	3,830	(18,408)	4,141	(5,362)
Net income	$18,568	$39,421	$64,047	$95,401

Earnings per share:
Basic	$0.38	$0.78	$1.30	$1.85
Diluted	$0.37	$0.77	$1.29	$1.83

Weighted-average number of shares used in calculating
earnings per share:
Basic	49,063	50,482	49,298	51,573
Diluted	49,544	50,914	49,825	52,088

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
(UNAUDITED)
(in thousands)
	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$681,433	$465,995
Accounts receivable, net	440,692	479,140
Inventories	381,334	411,986
Other current assets	28,203	31,507
Total current assets	1,531,662	1,388,628
Property, plant and equipment, net	166,148	178,170
Goodwill and other, net	300,858	327,080
Total assets	$1,998,668	$1,893,878

Liabilities and Shareholders’ Equity
Current liabilities:
Current installments of long-term debt and capital lease obligations	$12,396	$12,284
Accounts payable	326,249	251,163
Accrued liabilities	73,736	69,647
Total current liabilities	412,381	333,094
Long-term debt and capital lease obligations, less current installments	211,252	222,909
Other long-term liabilities	9,570	15,971
Shareholders’ equity	1,365,465	1,321,904
Total liabilities and shareholders’ equity	$1,998,668	$1,893,878

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows
(in thousands)
(UNAUDITED)

	Year Ended
	December 31,
	2016	2015
Cash flows from operating activities:
Net income	$64,047	$95,401
Depreciation and amortization	55,139	49,672
Stock-based compensation expense	5,322	7,709
Accounts receivable, net	37,573	52,847
Inventories	27,749	3,974
Accounts payable	76,039	(41,388)
Other changes in working capital and other	6,651	(21,411)
Net cash provided by operations	272,520	146,804

Cash flows from investing activities:
Additions to property, plant and equipment and software	(32,334)	(38,062)
Business acquisition, net of cash acquired	10,750	(229,582)
Other investing activities, net	339	843
Net cash used in investing activities	(21,245)	(266,801)

Cash flows from financing activities:
Share repurchases	(41,929)	(68,365)
Net debt activity	(12,301)	229,324
Other financing activities, net	19,488	(1,322)
Net cash provided by (used in) financing activities	(34,742)	159,637
Effect of exchange rate changes	(1,095)	(1,021)
Net increase in cash and cash equivalents	215,438	38,619
Cash and cash equivalents at beginning of year	465,995	427,376
Cash and cash equivalents at end of period	$681,433	$465,995